Exhibit (d)(3)

English Translation

Framework Agreement Concerning Share Transfer of PRC

Onshore Companies Affiliated with China Nuokang

Bio-Pharmaceutical Inc.

Party A (including the following parties):

Mr. Baizhong Xue, a PRC citizen, ID number 220104196509011554 and residential address at 4-3-2, No. 332-2, Qingnian Dajie, Heping District, Shenyang.

Ms. Yuhuan Zhu, a citizen of Canada, passport number BA682506 and residential address at 6373 Edgemoor Way, San Jose, CA 95129, USA.

Party B:

China Grand Enterprises Group Co., Ltd., an enterprise incorporated and duly existing in Beijing, China, business license number 110000010706048 and address at 25/F, Tower B, Yuanda Center, No. 5, Huizhong Road, Chaoyang District, Beijing. Its legal representative is Mr. Kaijun Hu.

Whereas:

1 . China Nuokang Bio-Pharmaceutical Inc. (hereinafter “Nuokang Biopharma”, Stock Code: NKBP) is a company incorporated in Cayman Islands with its shares listed in the USA and traded on NASDAQ in the form of ADR (American Depository Receipt), with each ADR representing eight ordinary shares; as of May 9, 2012, Nuokang Biopharma has an issued share capital of 154,390,734 ordinary shares (equivalent to approximately 19,298,841.75 ADRs). Nuokang Biopharma, through Surplus International Investment Limited (hereinafter “Hong Kong Yuansheng”), holds 100% of the equity interests in Liaoning Nuokang Bio-Pharmaceutical Co., Ltd. (hereinafter “Liaoning Nuokang”), Shenyang Shouzheng Biotechnology Co., Ltd (hereinafter “Shenyang Shouzheng”) and Penglai Nuokang Pharmaceutical Co., Ltd. (hereinafter “Penglai Nuokang”), respectively. Liaoning Nuokang Pharmaceutical Co., Ltd. (hereinafter “Nuokang Pharmaceutical”) is a wholly-owned subsidiary of Liaoning Nuokang established by capital contribution of RMB 13.50 million (see Chart 1 of Appendix I for the detailed shareholding structure.)

2 . Ms. Yuhuan Zhu is the spouse of Mr. Baizhong Xue. As of May 9, 2012, Mr. Baizhong Xue and Ms. Yuhuan Zhu, through Anglo China Bio-technology Investment Holdings Limited (hereinafater “ACB”) and Britain Ukan Technology Investment Holdings (Group) Limited (hereinafter “BUT”), lawfully hold 94,508,704 shares of Nuokang Biopharma (equivalent to 11,813,588 ADRs, or 61.2% of the total issued shares); with the remaining 59,882,030 shares of Nuokang Biopharma being held by other shareholders (equivalent to 7,485,253.75 ADRs, or 38.8% of the total issued shares.)

3 . Party A agrees to procure Nuokang Biopharma to initiate its privatization in accordance with the applicable laws and regulations, and Party B agrees to provide a loan through China Grand Enterprises (HK) Limited (hereinafater “Hong Kong Yuanda”) for Party A to procure the privatization of Nuokang Biopharma; Nuokang Biopharma announced its receipt of a non-binding going private proposal from Party A on May 9, 2012.

4 . After the completion of the privatization of Nuokang Biopharma (see Chart 2 of Appendix I for the detailed shareholding structure), Party A will become the ultimate holder of 100% issued share capital in, and actual controller of, Nuokang Biopharma, Hong Kong Yuansheng and the Target Companies, and has the ability to influence and control all the actions of Nuokang Biopharma, Hong Kong Yuansheng and the Target Companies. Party A agrees and warrants that Hong Kong Yuansheng will transfer 55% of the equity interests in each of the Target Companies to Party B pursuant to the relevant conditions as agreed, and Party B agrees to accept the transfer of the 55% of the equity interest in the Target Companies from Hong Kong Yuansheng.

5 . Hong Kong Yuanda is a company incorporated and duly existing in Hong Kong, China, and Party B has the capacity to influence and control all the actions of Hong Kong Yuanda.

Based on the principle of pragmatism, innovation, lawfulness and fairness, the parties hereto will fully cooperate with each other and make every effort to achieve the purpose of this Agreement. This Agreement forms the basis of a framework arrangement for the transferring of the equity interests in Nuokang Biopharma’s affiliated companies in the PRC to Party B following the completion of the privatization of Nuokang Biopharma. Given that the Target Companies are registered in Liaoning province and Shandong province respectively, transfer of the equity interest in the Target Companies will require approval from each of the Target Companies’ local commerce authorities. In order to facilitate the review and approval processes, both Party A and Party B, and their applicable affiliates, will also enter into Target Company Share Transfer Agreements in addition to this Agreement. However, the principles, methods, undertakings, procedures, transfer consideration of Target Equity Interests and other matters agreed under this Agreement will constitute an integral and non-changeable part in the subsequent agreements; the subsequently signed Target Company Share Transfer Agreements will be entered into by both Party A and Party B for the purpose of implementing this Agreement. The matters not covered under this Agreement shall be otherwise provided in the subsequent Target Company Share Transfer Agreements, provided that the independence and legal effect of this Agreement shall not be affected regardless of whether the subsequent agreements are signed or have taken effect.

Article 1 Definitions

1.1 For the purpose of this Agreement, unless otherwise provided in the context, the following terms shall have the meanings throughout:

(1) “Target Companies” means Liaoning Nuokang (including 100% equity interests in Nuokang Pharmaceutical), Shenyang Shouzheng and Penglai Nuokang, collectively;

(2) “Target Equity Interest” means fifty-five percent (55%) of the equity interests in each of Liaoning Nuokang (including 100% equity interests in Nuokang Pharmaceutical), Shenyang Shouzheng and Penglai Nuokang, held and to be transferred by Hong Kong Yuansheng (such equity interests do not include the dividends and possible divestiture of non-performing assets as stated in Article 4.10 hereof);

(3) “This Agreement” refers to the body, all the appendices to this Agreement and such other documents as agreed by both Party A and Party B as attachments to this Agreement;

(4) “Connected Transaction” means any transaction between or among the Target Companies;

(5) “Pro Forma Consolidated Balance Sheet and the Accompanying Notes” refers to the pro forma consolidated balance sheet and the accompanying notes of the Target Companies (excluding the effect of Connected Transactions between or among the Target Companies);

(6) “Going Private Facility” refer to the facility as stipulated in Article 2.2 hereof;

(7) “Facility Agreement” means a contract to be entered into by and among Hong Kong Yuanda, the Borrower, Mr. Baizhong Xue and Ms. Yuhuan Zhu, whereby Hong Kong Yuanda will provide the Going Private Facility and Mr. Baizhong Xue and Ms. Yuhuan Zhu will jointly and severally guarantee the obligations under the Facility Agreement;

(8) “Borrower” means Kingbird Mergerco Inc., a company established under the laws of the Cayman Islands and beneficially owned in its entirety by Ms. Yuhuan Zhu;

(9) “Hong Kong Yuansheng Share Transfer Agreement” means an agreement to be entered into by and between Hong Kong Yuanda and Nuokang Biopharma, pursuant to which Nuokang Biopharma will transfer its 55% shareholdings in Hong Kong Yuansheng to Hong Kong Yuanda;

(10) “Share Charge” means a contract to be entered into by and between Hong Kong Yuanda and Nuokang Biopharma, pursuant to which Nuokang Biopharma will pledge its 100% shareholdings in Hong Kong Yuansheng in favor of Hong Kong Yuanda, to secure the creditor rights of Hong Kong Yuanda under the Facility Agreement (including the performance of this Agreement, the Target Company Share Transfer Agreements and the Yuansheng Share Transfer Agreement by Mr. Baizhong Xue, Ms. Yuhuan Zhu, Nuokang Biopharma and Hong Kong Yuansheng, as applicable);

(11) “Target Company Share Transfer Agreements” shall collectively refer to the three share transfer agreements to be entered into by and between Hong Kong Yuansheng and Party B in connection with the transfer of Target Equity Interests;

(12) “Resolutions for Privatization” shall refer to the resolutions to be considered and adopted in the general meeting of and by the shareholders of Nuokang Biopharma in relation to the privatization of Nuokang Biopharma;

(13) “Privatization of Nuokang Biopharma” shall refer to the process to be initiated by Party A and its affiliates pursuant to the U.S. and Cayman laws for the purpose of ultimately holding 100% of the shareholdings in Nuokang Biopharma and legally delisting Nuokang Biopharma.

1.2 Any reference to an article, paragraph, item and appendix shall refer to the article, paragraph, item and appendix of this Agreement.

1.3 The headings in this Agreement are inserted for convenience only, and shall not affect the construction and interpretation of this Agreement.

Article 2 Loan and Pledge

2.1 To procure the Privatization of Nuokang Biopharma, Party A will make a non-binding privatization offer to the other shareholders of Nuokang Biopharma at a purchase price of USD5.8 per ADR. Based on the offer price proposed by Party A, the overall valuation of Nuokang Biopharma will be USD111,933,282.15 (i.e. 19,298,841.75 ADRs × USD 5.8). According to such valuation, the financing required for the Privatization of Nuokang Biopharma shall be approximately USD43,420,000 (i.e. 7,485,253.75 ADRs × USD5.8).

2.2 Party B agrees that Hong Kong Yuanda will provide a loan of USD44,240,000 to the Borrower (see the Facility Agreement for details) for the sole purpose of the Privatization of Nuokang Biopharma. Party A and Borrower shall not be responsible for the interest of such loan.

2.3 Party A agrees to cause Nuokang Biopharma to, after the adoption of the Resolutions for Privatization and simultaneously with the funding of the Going Private Facility, pledge 100% shareholdings in Hong Kong Yuansheng held by Nuokang Biopharma in favor of Hong Kong Yuanda. Mr. Baizhong Xue and Ms. Yuhuan Zhu shall provide a joint and several liability guarantee in connection with such Going Private Facility (see the Share Charge and the Facility Agreement for details).

2.4 Any taxes and fees incurred in connection with the Privatization of Nuokang Biopharma shall be borne by the party that incurred such taxes and fees.

Article 3 Consideration for Target Equity Interests and Payment

3.1 Upon completion of the Privatization of Nuokang Biopharma, Party A agrees and warrants to procure the transfer of Target Equity Interests held by Hong Kong Yuansheng to Party B; and Party B agrees to accept the transfer of Target Equity Interests, and becoming the controlling shareholder of each of the Target Companies.

3.2 Both Party A and Party B agree that the consideration for the transfer of the Target Equity Interests shall be based on the assets and liabilities, intangible assets, overall valuation and undertakings as set out in this Article 3.2.

(1) As of May 31, 2012 (hereinafter the “Reference Date”), the pro forma consolidated assets, liabilities and shareholders’ equities of the Target Companies as acknowledged by Party A and Party B are as follow ( Unit: Renminbi Yuan ) (see Appendix II for details):

Current assets: 347,868,331.97

Non-current assets: 302,925,902.48

Total assets: 650,794,234.45

Current liabilities: 32,084,804.60

Non-current liabilities: 14,519,554.46

Total liabilities: 46,604,359.06

Shareholders’ equity: 604,189,875.39

(2) Intangible assets currently owned by the Target Companies include, but are not limited to, the license and approvals for pharmaceuticals production, exclusive pharmaceuticals distribution right, new pharmaceuticals to be acquired, patents, trademarks, and products under research, the ownership of which shall remain true, legal, effective and complete, without any potential or actual right defects (see Appendix III for details);

After the completion of the Privatization of Nuokang Biopharma and prior to the title of the Target Equity Interests being registered under Party B’s name, the Target Companies will distribute dividends and divest potential non-performing assets pursuant to Article 4.10 hereof. Based on the assets, liabilities, shareholders’ equity and intangible assets of the Target Companies as provided herein, the ultimate consideration for Party B to acquire the Target Equity Interests shall be USD 44,240,000 (FORTY-FOUR MILLION TWO HUNDRED AND FORTY THOUSAND US Dollars) (i.e. (USD 111,933,282.15 – RMB 200,000,000/6.350) × 55%.)

3.3 Transfer price refers to the purchase price for Target Equity Interests (the “Transfer Price”), including the aforementioned shareholders’ equity as of May 31, 2012, and all equity interests accrued on and after the Reference Date, including the undistributed profits that should have been distributed before the Reference Date (other than any distributed dividends or divestment of potential non-performing assets as provided by Article 4.10 hereof), as well as all the interests and profits generated by the Target Companies on and after the Reference Date. Such equity interests refer to all the existing and potential interests attached to the Target Equity Interests, including the interests represented by, collectively, fifty-five percent (55%) of the movable and immovable properties, tangible and intangible assets owned by the Target Companies. The Transfer Price is exclusive of (1) any liabilities or other payable amounts of the Target Companies not set out in this Agreement (hereinafter “Undisclosed Liabilities”), and (2) any shortage, damage, reduction or loss of use value of assets owned by the Target Companies (collectively as “Asset Value Diminution”) compared with the asset value specified in Articles 3.2(1) and (2) hereof.

3.4 Any taxes or fees incurred in connection with transfer of the Target Equity Interests shall be borne by the party required by applicable laws to bear such taxes.

3.5 Payment of the Transfer Price. Upon approval of the transfer of the Target Equity Interests by the local business administration authority and the foreign exchange administration authority at the respective locality of each of the Target Companies, Party B shall pay the Transfer Price of USD 44,240,000 to Party A in a lump sum, and at the same time Party A and Party B shall submit the application for change of shareholdings to the local industry and commerce administration authority.

3.6 All other rights and obligations of the parties hereto shall be otherwise specified in the Target Company Share Transfer Agreements.

Article 4 Arrangement of Transaction

4.1 The Parties hereto shall, in light of the principle of “uniform planning and phased implementation”, consummate the Privatization of Nuokang Biopharma and the transfer of the Target Equity Interests, pursuant to the following detailed arrangement: First, Party B shall as agreed provide Party A with the Going Private Facility and Party A shall lawfully complete the Privatization of Nuokang Biopharma; Second; upon the consummation of the Privatization of Nuokang Biopharma, Party A shall facilitate the transfer of the Target Equity Interests held by Hong Kong Yuansheng to Party B (see Chart 3 of Appendix 1 for shareholding structure) and complete relevant approval procedures in accordance with law, such that Party B shall become the owner of the Target Interests.

In addition, both parties agree that:

(1) Within 90 days after the execution of the Target Company Share Transfer Agreements, if the transfer of the Target Equity Interests is approved by the competent local commerce authority of the locality of each of the Target Companies, Party B shall pay to Party A the Transfer Price and Party A shall repay the Going Private Facility as agreed under the Facility Agreement and cooperate with Party B to complete all equity transfer registrations and the relevant change in registration with the industry and commerce authority.

(2) If the transfer of Target Equity Interests is rejected by the competent local commerce authority of the locality of one or more of the Target Companies within 90 days after the execution of the Target Company Share Transfer Agreements, then Party B shall terminate the direct transfer of Target Equity Interests and cause Hong Kong Yuanda to accept the 55% of the shares of Hong Kong Yuansheng held by Nuokang Biopharma (as more fully and separately set out in Hong Kong Yuansheng Share Transfer Agreement; see Chart 4 of Appendix 1 hereto for shareholding structure). Party B shall cause Hong Kong Yuanda to agree that the outstanding balance of Going Private Facility will be set off by the consideration for the transfer of Hong Kong Yuansheng shares and Party A and Borrower shall be relieved of all payment obligations under the Facility Agreement. In addition, simultaneously with the transfer of the 55% of the shares of Hong Kong Yuansheng to Hong Kong Yuanda, Party B and Hong Kong Yuanda shall release the collateral pledged by Nuokang Biopharma under the Share Charge. Party A undertakes that it shall cause Nuokang Biopharma to agree and lawfully perform the obligation of cooperation to the extent necessary.

(3) If the transfer of Target Equity Interests has not been approved or rejected by the competent local commerce authority of the locality of one ore more of the Target Companies within 90 days after the execution of the Target Company Share Transfer Agreements, Party A and Party B agree that such 90-day period shall be automatically extended for another 60 days. If, within such 60-day period (a) the transfer of the Target Equity Interests is approved by the competent local commerce authority of the locality of each of the Target Companies, Article 4.1(1) shall apply, or (b) the transfer of the Target Equity Interests has not yet been approved by the competent local commerce authority of the locality of one or more of the Target Companies, Article 4.1(2) shall apply.

(4) If the transfer of the Target Equity Interests is approved by the competent local commerce authority of the locality of each of the Target Companies, and if, as a result of Party B’s failure to pay to Party A the Transfer Price within 5 working days after the approval by the relevant foreign exchange administration authority as contemplated under this Agreement and the Target Company Share Transfer Agreements, Party A and the Borrower are unable to timely fulfill their repayment obligations under the Facility Agreement, Party A and Borrower shall have no liability arising out of the delay in repayment and Party B shall compensate Party A for any economic losses incurred thereby.

4.2 Upon the signing of this Agreement, Hong Kong Yuanda and the Borrower shall enter into the Facility Agreement concurrently.

4.3 Following the adoption of the Resolutions for Privatization, and on the day when Hong Kong Yuanda provides the Going Private Facility, Nuokang Biopharma, Hong Kong Yuanda and the relevant parties shall enter into the Hong Kong Yuansheng Share Transfer Agreement, the Share Charge, the Target Company Share Transfer Agreements, the Contractual Operation Agreement (if any) and all the internal approval documents and filing documents to be submitted to the relevant governmental authorities for approval in connection with the signing of the foregoing agreements (or contracts) (hereinafter collectively referred to as “Transaction Documents”), and complete the relevant procedures in connection with the pledge of 100% shares of Hong Kong Yuansheng in favor of Hong Kong Yuanda under the Share Charge at the same time when Hong Kong Yuanda provides the Going Private Facility.

4.4 Following the signing of such contracts and agreements as set out in Articles 4.2 and 4.3 hereof, Hong Kong Yuanda shall provide the Going Private Facility pursuant to and subject to the terms and conditions of the Facility Agreement.

4.5 Within 90 days following the date of this Agreement (such period can be extended as appropriate, e.g. considering the time required for obtaining approval from the relevant securities exchange regulatory authority, etc.), Party A shall use its commercially reasonable efforts to complete all the approval and filing procedures in the early stage of the Privatization of Nuokang Biopharma. Within 180 days following the date of this Agreement (such period can be extended as appropriate, e.g. considering the time required for tendering of notice for the shareholders’ general meeting as provided by the company’s articles of association, etc.), upon the completion of all the approval and filing procedures in the early stage of the Privatization of Nuokang Biopharma, Party A shall promptly give notice of convening the general meeting to the shareholders of Nuokang Biopharma, pursuant to the provisions of the company’s articles of association, to consider the Resolutions for Privatization. Where Party B is required to provide assistance for the foregoing procedures, Party B shall provide such assistance proactively.

4.6 Save and except specific reasons acknowledged by the parties hereto, Party A shall complete the distribution of profits and divesture of potential non-performing assets of the Target Companies as provided in Article 4.10 hereof within 60 days following the consummation of the Privatization of Nuokang Biopharma (such period can be extended in light of actual circumstances). Party A and Party B shall make joint efforts to complete all the administrative approval procedures required for the transfer of Target Equity Interests within 90 days following the execution of the Target Company Share Transfer Agreements. Party B shall pay the Transfer Price to Hong Kong Yuansheng in one lump sum following the effectiveness of Target Company Share Transfer Agreements and the Contractual Operation Agreement (if any) and within 5 working days following the date on which approval from the foreign exchange administration authority is obtained.

4.7 Upon obtaining of the approvals from local commerce authority in the locality of each of the Target Companies on the transfer of Target Equity Interests, and concurrently with the payment of the Transfer Price by Party B, the parties hereto shall promptly carry out the procedures in connection with the title transfer and the change of industrial and commercial registration for the Target Equity Interests, and the Target Companies shall cooperate with such procedures.

4.8 Within 5 working days following completion of the title transfer and the change of registration of the Target Equity Interests with the applicable Administration for Industry and Commerce authorities, Party B will engage a qualified accounting firm to conduct an audit on the properties, results of operation and financial condition of the Target Companies for the year 2012, using December 31, 2012 as the reference date, and issue an audit report in compliance with applicable rules and acceptable to Party A and Party B.

4.9 The foregoing transaction arrangements shall constitute the undertakings or warranties of the relevant parties under this Agreement, which shall be strictly observed by such parties. Under mutual agreement through consultation by the parties hereto, such arrangements may be adjusted to reflect the actual situations so that the Privatization of Nuokang Biopharma and the acquisition of Target Equity Interests can be progressed in accordance with the arrangements and schedules.

4.10 Following completion of the Privatization of Nuokang Biopharma, and prior to the title of the Target Equity Interests being registered under Party B’s name, the Target Companies are entitled to distribute its undistributed profits as of December 31, 2012 in one lump sum to Hong Kong Yuansheng in accordance with applicable laws, the amount of which shall not exceed RMB 200,000,000 (such dividend interests shall be owned by Party A). Party A shall also be responsible for the divesture of potential non-performing assets (detailed operation shall be otherwise discussed by Party A and Party B). However, whether such distribution of dividends or divesture of potential non-performing assets as set out in this Article can be completed as scheduled shall not affect the filing of the approval for the transfer of Target Equity Interests and the change of registration with the applicable Administration for Industry and Commerce authorities. Similarly, whether the application for approval of the transfer of Target Equity Interests and the change of registration with the applicable Administration for Industry and Commerce authorities can be completed as scheduled shall not affect the distribution of dividends and divesture of potential non-performing assets.

Article 5 Undertakings and Warranties of the Parties

5.1. Party A undertakes and warrants that:

5.1.1 It has all the rights, authorizations and approvals required to sign this Agreement, and all the rights, authorizations and approvals to fully perform each of its obligations and undertakings under this Agreement.

5.1.2 Neither the signing of this Agreement nor the performance of obligations and undertakings under this Agreement will not contravene, breach or violate its business license/business registration certificate, articles of association, any laws or regulations, approvals from any governmental authorities, or any provisions of any contracts or agreements to which it is a party.

5.1.3 Neither Party A, nor its agents, nor any other party acting on behalf of Party A shall approach, negotiate with or enter into any agreement or arrangement with any third party other than Party B on the dealing of the Target Equity Interests.

5.1.4 Party A shall actively procure the Privatization of Nuokang Biopharma, and legally perform the reporting and disclosure obligations as required by the going private process so as to ensure the Privatization of Nuokang Biopharma complies with the relevant laws.

5.1.5 On the day when Hong Kong Yuanda provides the Going Private Facility, Party A shall be responsible for causing its affiliates to sign the Hong Kong Yuansheng Share Transfer Agreement, Share Charge, Target Company Share Transfer Agreements, and Contractual Operation Agreement (if any), and all the internal approval documents and filing documents required to be submitted to the relevant governmental authorities for approval in connection with the foregoing agreements (or contracts), and complete the procedures in connection with the pledge of 100% shares of Hong Kong Yuansheng under the Share Charge at the same time when Hong Kong Yuanda provides the Going Private Facility. Party A shall also cause its affiliates to actively perform the forgoing agreements and necessary reporting obligations as well as the full disclosure obligations in the process of going private.

5.1.6 The proceeds from the transfer of the Target Equity Interests shall be used for the sole purpose of repaying the loan under the Facility Agreement.

5.2. Party B undertakes and warrants that:

5.2.1 The signing of this Agreement will not violate any contract, agreement or any legally-binding covenant or undertaking entered into individually or jointly with any third party, nor will it be limited or affected by any law or agreement that has binding effect on Party B.

5.2.2 Party B has the ability to provide the Going Private Facility, pay for transfer of the Target Equity Interests, and will make the payment as agreed.

5.2.3 Party B will assist with the implementation of the Facility Agreement, the Hong Kong Yuansheng Share Transfer Agreement, the Share Charge, the Target Company Share Transfer Agreements and the Contractual Operation Agreement (if any), and the relevant internal approval documents and all the filing documents required to be submitted to the relevant governmental authorities for approval.

5.2.4 Party B will pay the Transfer Price as agreed and when it chooses to terminate the transfer of the Target Equity Interests, it shall cause Hong Kong Yuanda to agree that the outstanding balance of the Going Private Facility be set off by the consideration for the transfer of the shares of Hong Kong Yuansheng, to relieve Party A of any payment obligations under the Facility Agreement and to release the collateral pledged by Nuokang Biopharma under the Share Charge.

Article 6 Liabilities of Breach

6.1 If either party breaches the statements, warranties, undertakings or obligations as agreed herein, the non-breaching party is entitled to give a written notice to the breaching party requesting rectifications. If the breaching party refuses to rectify, fails to rectify within a designated time period or fails to rectify as requested, such breaching party shall pay RMB Fifty Million Yuan (¥50 million Yuan) to the other party as liquidated damages, and at the same time the non-breaching party is entitled to terminate this Agreement. If the non-breaching party elects to proceed with the performance of this Agreement, it shall not be deemed to have waived its right to claim for liquidated damages.

6.2 If this Agreement becomes impossible to perform due to any causes that are not attributable to either party and the parties are unable to reach agreement on the continuation of this Agreement through good faith consultations within ten (10) days after the occurrence of such causes, this Agreement shall be terminated upon the expiration of such ten-day period. In this case, neither party hereto shall be deemed to have breached this Agreement nor shall any party undertake any liabilities for breaching or compensation to the other party.

6.3 Mr. Baizhong Xue and Ms. Yuhuan Zhu of Party A shall be jointly and severally liable to Party B for all the liabilities and legal consequences arising from the breach of any of Party A’s obligations, undertakings and warranties.

6.4 Party B and Hong Kong Yuanda shall be jointly and severally liable to Party A for all the liabilities and legal consequences arising from the breach of any of Party B’s obligations, undertakings and warranties.

Article 7 Confidentiality

Without the consent of either party hereto, the contents of cooperation and relevant information as agreed herein shall not be revealed to any third party (other than intermediary agencies engaged by either party hereto for the purpose of performing this Agreement), unless required by applicable laws or regulations, stock exchange rules or the requirements of other regulatory authorities.

Article 8 Notice

8.1 Any notice hereunder shall be delivered by hand, registered airmail (EMS) or email to the following addresses. If a notice is delivered by registered airmail, it shall be deemed served at the time of delivery to such address; if the notice is delivered by hand, it shall be deemed served on the date of signing for receipt; and if the notice is delivered by email, it shall be deemed served when it is sent to the below address.

Attention to Party A:

Attention: Shizheng Duan

Address: No. 18-1, East Nanping Road, Hunnan New District, Shenyang

Post Code: 110171

Email: dsz@nkbp.com

Telephone: 024-24696037; 13840220002

Attention to Party B:

Attention: Ming Zhong

Address: Investment Management Department, Yuanda Group, 6/F, Tower A, Yuanda Center, No. 5, Huizhong Road, Chaoyang District, Beijing

Post Code: 100101

Email:zhongm@chinagrandinc.com

Telephone: 010-84891036; 13801007949

8.2 In the event any party wishes to change its address or other contact information set forth above, such party shall notify the other party of the new contact information within 3 business days following the change, otherwise, any notice delivered by the other party pursuant to the original information shall be deemed served.

Article 9 Dispute Resolution

9.1 Parties may try to resolve any dispute arising from this Agreement through consultations; if no resolution can be reached through consultations, Party A may file a lawsuit with the competent people’s court in the locality where Mr. Baizhong Xue resides and Party B may file a lawsuit with the competent people’s court in the locality where Party B resides.

9.2 In the case a matter provided by this Agreement becomes invalid or unenforceable; the remaining matters shall not be affected and shall remain enforceable with the mutual agreement of the parties through consultations.

9.3 The execution, performance, effectiveness, interpretation of this Agreement and other matters related to this Agreement shall be governed by and interpreted pursuant to the laws of the People’s Republic of China.

Article 10 Miscellaneous

10.1 Any matters not covered under this Agreement may be otherwise agreed by the parties through consultations.

10.2 Party B shall have the right to fully assign its entire rights, obligations, warranties and covenants hereunder to its designated affiliate(s) subject to prior written notice to Party A. Upon the completion of the transfer of the Target Equity Interests contemplated hereby, all equity-holders of the Target Companies shall have the right to transfer all or any part of its equity holdings in the Target Companies to any third party in accordance with the following: Where such third party is not an affiliate of the selling equity-holder, the other equity-holder shall have the right of first refusal to purchase such equity under equal terms and conditions; where such third party is an affiliate of the selling equity-holder, the other equity-holder shall agree to waive its right of first refusal and actively cooperate to complete all equity change registration formalities; and where the proposed transferee of such equity is a listed company, the other equity-holder shall waive its right of first refusal and may demand to transfer, under equal terms and conditions, all or any part of its equity holdings to such listed company and the other equity-holder shall actively cooperate with the same using its best efforts.

10.3 This Agreement shall take effect upon the affixing of signatures and seals of the parties. This Agreement shall be made in quadruplicate with Party A and Party B each holding two copies. Each copy shall have the same legal effect.

10.4 This Agreement is written in the Chinese language only. Any other language version of this Agreement shall not be legally binding on any party hereto and shall not be used as a basis for the interpretation of this Agreement or any provision herein.

(No text in this page, below sets out the signatures of the parties hereto.)

Party A:

1. Mr. Baizhong Xue (Signature): /s/ Baizhong Xue

2. Ms. Yuhuan Zhu (Signature): /s/ Yuhuan Zhu

Party B:

China Grand Enterprises Group Co., Ltd.

Authorized Representative (Stamped): /s/ Ming Zhong

Date: 27 September 2012

Location: Chaoyang District, Beijing

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